Exhibit 99.2
News Release
Myriad Genetics Announces Senior Leadership Transition
Appoints Sam Raha as CEO and Mark S. Verratti as COO Effective April 30, 2025

SALT LAKE CITY, February 24, 2025 – Myriad Genetics, Inc. (NASDAQ: MYGN), a leader in molecular diagnostics testing and precision medicine, today announced that its Board of Directors has appointed Sam Raha, the Company’s current Chief Operating Officer (COO), as President and Chief Executive Officer (CEO) and as a member of the Board, effective April 30, 2025. Mr. Raha will replace Paul J. Diaz, who is stepping down to join private equity firm Cressey & Company as a Managing Partner. Mr. Diaz will continue to serve the Company as a consultant to Mr. Raha and the Board of Directors for another year.

“Since joining Myriad in December 2023, Sam has played an integral role in shaping the Company’s long-term growth strategy, while delivering new perspectives and expertise to advance our business initiatives, operational excellence and profitability,” said S. Louise Phanstiel, Chair of Myriad’s Board of Directors. “Having engaged in a robust succession planning process, the Board is very pleased and excited to welcome Sam as Myriad’s next President and Chief Executive Officer. His deep background in the diagnostics industry and leadership throughout his career are crucial to the continued growth of Myriad and the achievement of our mission to advance health and well-being for all, while creating long-term value for our shareholders.”

“I am honored to take on the leadership of Myriad at this pivotal point in the Company’s evolution and I am grateful for Paul’s leadership in both transforming the Company and delivering a foundation of profitable growth,” said Mr. Raha. “I am now looking forward to leading the team and accelerating our strategy to drive continued growth and profitability through our comprehensive portfolio and future innovation, while continuing to leverage the Company’s multi-year investment program and focusing on the needs of patients and the healthcare providers who serve them.” Ms. Phanstiel continued, “The Board of Directors is grateful to Paul for all his contributions to Myriad by leading the Company on its transformation journey over the last four-and-a-half years. Paul has strengthened Myriad’s brand, upgraded its operational capacity and launched a new platform for growth that includes our pipeline of new and innovative products. We wish him continued success in his next venture.”

Mr. Diaz said, “It has been an honor to serve as Myriad’s President and CEO and further the Company’s vision of providing genetic insights that help people take control of their health and enable healthcare providers to better detect, treat and prevent disease. We have made great strides transforming Myriad’s business over the last four-in-a-half years while staying focused on increasing patient access, reducing friction in the customer experience, and providing high quality genetic testing to our patients and customers. I believe the Company is well positioned for the future and will continue to grow and innovate under Sam’s leadership.”

The Company also announced that Mark S. Verratti, Myriad’s current Chief Commercial Officer (CCO) will be promoted to COO concurrent with Mr. Raha’s appointment. A search for a new CCO is already underway.

About Sam Raha
Mr. Raha has served as Myriad’s COO since December 2023. He previously served as the President of Agilent’s Diagnostics and Genomics Group where he was responsible for overall strategy along with the business and financial results. Prior to Agilent, he was Vice President of Global Marketing at Illumina. He earned his MBA from Santa Clara University and has an undergraduate degree in molecular and cell biology from the University of California, Berkeley.

About Myriad Genetics
Myriad Genetics is a leading molecular diagnostic testing and precision medicine company dedicated to advancing health and well-being for all. Myriad Genetics develops and offers molecular tests that help assess the risk of developing disease or disease progression and guide treatment decisions across medical specialties where molecular insights can significantly improve patient care and lower healthcare costs. For more information, visit www.myriad.com.

Safe Harbor Statement
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the transition of senior leadership at the Company, accelerating the Company’s strategy to drive continued growth and profitability while continuing to leverage the Company’s multi-year investment program and the belief that the Company will continue to grow and innovate under Mr. Raha’s leadership. These “forward-looking statements” are management’s expectations of future events as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results, conditions, and events to differ materially and adversely from those anticipated. Such factors include those risks described in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on February 28, 2024, as well as any updates to those risk factors filed from time to time in the Company’s Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Myriad is not under any obligation, and it expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise except as required by law.
Investor Contact
Matt Scalo
(801) 584-3532
IR@myriad.com

Media Contact
Kate Schraml
(224) 875-4493
PR@myriad.com
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